Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into among MultiSensor AI Holdings, Inc., a Delaware corporation (formerly known as Infrared Cameras, Holdings, Inc., the “Company”), Infrared Cameras, Inc., a Texas Corporation (“ICI”) and Asim Akram (the “Executive”) and sets out the general terms of the Executive’s employment, duties, and compensation.

WHEREAS, the Company desires to retain the services and employment of the Executive, and the Executive desires to provide his services to and be employed by the Company, in each case upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company, ICI and the Executive agree as follows:

1.             Effective Date. This Agreement is effective as of June 23, 2025 (the “Effective Date”) and continues until terminated pursuant to paragraph 10.

2.             Duties.

(a)           The Executive will act as the Company’s President and Chief Executive Officer (“CEO”). The Executive shall be responsible for strategic leadership, executive management, financial oversight, board relations, operations and innovation leadership, team & culture building, stakeholder engagement & external relations, go-to-market & commercial leadership, fundraising. The Executive will perform such other duties and responsibilities as are commensurate with the title and position of CEO.

(b)           The Executive agrees to serve the Company faithfully and to the best of the Executive’s ability and to devote his full business time, attention and efforts to the Company’s operations during his employment. During his employment, the Executive will (i) work with other employees, independent contractors, vendors, service providers and clients of the Company, as applicable, and its divisions, subsidiaries and affiliates controlled by the Company in a respectful, competent and professional manner; and (ii) carry out his duties and responsibilities hereunder in a competent and professional manner.

(c)           The Executive agrees to comply with and be bound by such employment-related policies and practices as the Company implements, including all employee, ethical and client conflict-of-interest policies, as such policies may be interpreted, adopted, revised or terminated from time to time in the Company’s sole discretion. Such policies may or may not be in writing and may be communicated either in writing, verbally and/or via electronic means (i.e., email).

3.             Compensation. During the term of the Executive’s employment under this Agreement, the Executive will be compensated as follows:

(a)           Base Salary. The Executive’s annualized base salary shall be $300,000.00 (the “Base Salary”), which Base Salary shall be payable in accordance with the Company general payroll practices, including those related to withholding for taxes, insurance and similar items. In addition, the Base Salary shall be reviewed annually by the Company’s board of directors (the “Board”) or a subcommittee therefore, and may be adjusted from time to time by the Board or such subcommittee in its sole discretion.

(b)           Annual Bonus. The Executive shall also be eligible for an annual bonus with a target equal to 100% of Base Salary (the “Target Bonus”) and payout ranges of between 0% and 200% of the Target Bonus, based upon achievement of performance targets, as set and determined by the Compensation Committee of the Board, in its sole discretion. To be eligible for the annual bonus, the Executive must be employed by the Company on the date the bonus is paid.

(c)           Equity Grant. Subject to the Company’s shareholders approving an increase in the share reserve (the “Share Increase Approval”) under the MultiSensor AI Holdings, Inc. 2023 Incentive Award Plan (the “Plan”), the Company will grant the Executive a restricted stock unit award (the “RSU Award”) and a performance stock unit award (the “PSU Award”), each pursuant to the Plan and with a grant date as of the date of the Share Increase Approval (the “Grant Date”). The number of restricted stock units (“RSUs”) underlying the RSU Award will total 348,800 RSUs divided equally between a June 2025 grant and a January 2027 Grant. The June 2025 and the January 2027 Grant price will be determined by the closing price of a share of common stock of the Company on the date of grant. Both Grants will be subject to the terms and conditions of the Plan. The number of performance stock units underlying the PSU Award shall be equal to 1,395,200 PSUs divided equally between a June 2025 grant and a January 2027 Grant. The June 2025 and the January 2027 Grant price will be determined by the closing price of a share of common stock of the Company on the date of grant. Both Grants will be subject to the terms and conditions of the Plan.

Future equity Grants will be subject to the Compensation Committee’s discretion, but as a general principle, annual LTIP grants are a part of our compensation philosophy and will be considered on an annual basis.

4.             Benefits. During the term of the Executive’s employment under this Agreement, the Company will provide the Executive with the following benefits:

(a)           Vacation. The Executive will be eligible for paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

(b)           Additional Benefits. The Executive will be eligible to participate in and receive the standard benefits provided to all Company employees including, but not limited to, coverage under its group health insurance plan, pursuant to the terms of such plans and programs. The Company provides no assurance as to the adoption or continuance of any particular benefit plan or program.

5.             Business Expenses. The Company will reimburse the Executive for all reasonable expenses incurred in the performance of his duties under this Agreement upon presenting to the Company appropriate monthly expense reports with supporting documentation substantiating such expenses, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6.             Nondisclosure and Protection of Proprietary Information.

(a)           The Executive acknowledges that he will have access to the Company’s Proprietary and Trade Secret Information, as defined below. Both during employment with the Company and at all times after such employment ends, the Executive covenants to hold in the strictest confidence and not use or disclose to any person, firm, corporation or other entity any of the Company’s Proprietary and Trade Secret Information, except as such disclosure may be required (i) in connection with the Executive’s work for the Company, (ii) as expressly authorized by Company policies in effect from time to time, or (iii) except as protected by paragraph 8 below. The Executive understands that this non-disclosure obligation continues indefinitely after the termination of this Agreement.

(b)          For the purposes of this Agreement, the term “Proprietary and Trade Secret Information” shall mean any and all Company confidential and/or proprietary knowledge, data or information of the Company, its affiliates, parents and subsidiaries, whether having existed, now existing, or to be developed during the employment period, including, but not limited to: (i) information regarding new products, marketing and selling, business plans, budgets and unpublished financial statements, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, contracts, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (ii) information regarding clients and potential clients of the Company; (iii) information regarding any of the Company’s business partners and their services, including names, representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other non-public information relating to business partners; (iv) information regarding personnel, employee lists, compensation, and employee skills; and (v) any other non-public information which a competitor of the Company could use to the competitive disadvantage of the Company. The term “Proprietary and Trade Secret Information” shall not include information that the Executive acquired from a third party without a duty of confidentiality or that is or becomes readily ascertainable to the public, in each case through lawful means and through no breach of this Agreement or any other agreement.

7.             Noncompetition, Non-Solicitation and Non-Disparagement. While this Agreement is in effect, and during the Executive’s employment with the Company and for a period of twelve (12) months following termination of the Executive’s employment for any reason (or, with respect to subclause (d), at all times thereafter), the Executive covenants not to:

(a)           engage in, own, or have any interest in, whether alone or together with or on behalf of or through any other person or entity, whether as a sole proprietor, partner, shareholder, agent, officer, director, employee, advisor, consultant, trustee, beneficiary or otherwise, in any business or organization which competes in the same field with the Company, which is the development, manufacture, sales, service and deployment of infrared (thermal) cameras and systems, including training in the use of such cameras and systems and software used therein, and/or other business the Company may engage in during the Executive’s employment with the Company, or may have taken material steps toward engaging in as of the termination of such employment, anywhere in the world; or

(b)          solicit or attempt to hire, influence, or otherwise direct any employee, consultant, contractor, or other service provider of the Company or its affiliates to leave or reduce their employment or engagement; or

(c)           persuade or attempt to persuade or otherwise induce any other person or entity which has a business relationship or planned relationship with the Company at any time during the Executive’s employment, and had a business relationship with the Company within the two-year period prior to any such persuasion, interference or other action prohibited by this paragraph, to discontinue, reduce or adversely modify such business relationship with the Company, or otherwise attempt to interfere with such business relationship of the Company; or

(d)          make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations, except as protected by paragraph 8 below.

The parties acknowledge that the type and periods of restriction imposed in the provisions of this paragraph 7 are fair and reasonable and are reasonably required for the protection of the Company and the goodwill associated with the business of the Company. If any of the covenants in paragraph 7, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions, and the invalid or unenforceable provision or provisions shall be modified so as to be enforceable and valid consistent with the intent of the parties, to the fullest extent allowed by law. The Executive acknowledges that the Company conducts business world-wide. If any provision of this Agreement is deemed to be overly restrictive, a court of proper jurisdiction may alter such provision to provide for the maximum protection of the Company deemed reasonable under applicable law. Notwithstanding the foregoing, the Executive acknowledges and agrees that all of the provisions in this paragraph 7 do not impose an undue hardship on him, are fair and reasonable to him under the circumstances, and the Executive therefore waives any defense to the enforcement of the terms hereof on such grounds.

8.             Protected Activity. Nothing herein shall be construed to prohibit the Executive from: (a) communicating directly with, cooperating with, or providing information to, any government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Commission; or (b) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that the Executive has reason to believe is unlawful. Further, the Executive acknowledges that the Company has provided him with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (iii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

9.             Equitable Relief. The parties acknowledge that each would suffer unique and irreparable injury in the event of a breach of the covenants contained in paragraphs 6 and 7 of this Agreement, which breach could not be adequately compensated by the payment of damages. Accordingly, in the event of any such breach by either party of the covenants contained in paragraphs 6 and 7, the parties agree that this Agreement may be enforced by a decree of specific performance or an injunction, without the need to post bond, in addition to all other relief available to the Company, including damages. The parties agree that an action to enforce paragraphs 6 and/or 7 may be brought in any state or federal court of competent jurisdiction.

10.           Termination of Employment.

(a)           Effective as of the Effective Date, the Executive’s employment hereunder shall be for a term (the “Employment Period”) commencing on the Effective Date and ending on the first anniversary of the Effective Date (the “Initial Termination Date”), unless earlier terminated by either Party for any reason or no reason, for no additional compensation. If not previously terminated, effective as of the Initial Termination Date (and on every anniversary of the Initial Termination Date thereafter), the Employment Period shall be automatically extended by 12 months unless a party has previously provided the other party with written notice that it does not wish to have the Employment Period so extended at least 60 days prior to the end of the then-current Employment Period. Notwithstanding anything to the contrary in the foregoing, the Executive’s employment hereunder is terminable at will by the Company or by the Executive at any time (for any reason or for no reason), subject to the provisions of this paragraph 10.

(b)           By the Executive. The Executive may terminate employment at any time with ninety (90) days’ written notice to the Company (the “Resignation Notice Period”). The Company will pay the Executive all compensation and benefits earned through the Resignation Notice Period. In addition, the Company may decide to pay the Executive for part or all of the Resignation Notice Period in lieu of continuing to perform work on behalf of the Company. Except as provided in Section 3(f) of this Agreement, the Company will not pay the Executive any severance, nor any compensation or benefits, after the Resignation Notice Period expires.

(c)           Without Cause. The Company may terminate the Executive’s employment any time without Cause (as defined below) with ninety (90) days prior written notice to the Executive (the “Termination Notice Period”). The Company will pay the Executive all compensation and benefits earned through the Termination Notice Period. In addition, the Company may decide to pay the Executive for part or all of the Termination Notice Period in lieu of continuing to perform work on behalf of the Company.

(d)           With Cause. The Company may also terminate the Executive’s employment immediately without any further compensation or other payments with “Cause”, which is defined to mean the occurrence of any of the following as determined in the sole discretion of the Company:

(i)                the Executive engages in conduct that materially impairs the Company’s business operations or causes material damage to the Company’s customers, property, goodwill or business;

(ii)               the Executive breaches any of the obligations contained in paragraph 2 of this Agreement in any respect, has been provided with notice and 60 days to cure the breach, and has failed to cure (as determined by the Board in its sole discretion);

(iii)              the Executive breaches his obligations contained in paragraphs 6 or 7 of this Agreement in any material respect;

(iv)              the Executive engages in gross misconduct, including but not limited to, failure to perform the Executive’s duties or to follow directives of the Board;

(v)               the Executive intentionally and willfully violates the Company’s material written policies on workplace discrimination or harassment in any manner that causes economic or reputational harm to the Company, as determined by an independent investigation conducted under the direction of the Board;

(vi)              the Executive commits theft, fraud, misappropriation or embezzlement in connection with the Company’s business; or

(vii)             the Executive is convicted of or has pleaded guilty or nolo contendere to a felony.

(e)           Return of Company Property. The Executive shall return all property belonging to the Company (including, but not limited to, any Company-provided laptops, vehicles, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company) that are in his possession and control immediately upon his last day of employment.

(f)            Termination of Offices and Directorships. Upon termination of the Executive’s employment for any reason, unless otherwise specified in a written agreement between the Executive and the Company, the Executive shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company, and shall take all actions reasonably requested by the Company to effectuate the foregoing.

11.          Intellectual Property. In consideration of the Company’s employment of the Executive hereunder, the Executive acknowledges that any and all patents, licenses, copyrights, trade names, trademarks, assumed names, service marks, promotional/marketing/advertising campaigns, designs, logos, slogans, computer software and other intellectual property developed, conceived or created by the Executive in the course of his employment by the Company, either individually or in collaboration with others, and whether or not during normal working hours or on the premises of the Company (collectively, “Developments”) shall be, as between the Company and the Executive, the sole and absolute property of the Company, and the Executive hereby assigns and agrees to assign in the future (when any such Developments are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all his right, title and interest in and to any and all Developments whether or not patentable or registrable under copyright or similar statutes and agrees that he will, at the Company’s request and cost, take whatever action is necessary to secure the rights thereto by patent, copyright, assignment or otherwise to the Company. The Executive agrees to make full and prompt disclosure to the Company of all such Developments arising during his employment. The Executive recognizes that this Agreement will not be deemed to require assignment of any Developments that he developed entirely on his own time without using the Company’s equipment, supplies, facilities, trade secrets, or confidential information, except for those Developments that either (i) relate to the Company’s actual or anticipated business, research or development; or (ii) result from or are connected with work performed by the Executive for the Company.

12.           Dispute Resolution.

(a)           Except as excluded below, any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement or any breach, termination or validity thereof (a “Dispute”) shall be finally settled by arbitration. The arbitration shall be conducted in accordance with the Employment Arbitration Rules & Mediation Procedure of the American Arbitration Association (the “Rules”) in effect at the time of the arbitration and available at https://www.adr.org/employment, except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be Delaware.

(b)          The arbitration shall be conducted by one arbitrator in accordance with the appointment provisions set out in the Rules. The arbitration award shall be in writing and shall be final and binding on the parties. The award may include an award of costs, including reasonable attorney’s fees and disbursements. Judgment upon award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.

(c)           Notwithstanding anything in this Agreement to the contrary, the arbitration provisions of this Agreement shall be governed by and enforceable pursuant to the Federal Arbitration Act, and, in all other respects, the arbitrator shall apply the substantive laws of the state designated in paragraph 19, with the same statutes of limitation and available remedies that would apply if the claims were brought in a court of law of competent jurisdiction. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award.

(d)           To the maximum extent permitted by applicable law, the Company and the Executive shall equally share all costs unique to arbitration, including without limitation arbitration administrative fees, arbitrator compensation and expenses, and costs of any witnesses called by the arbitrator. Unless otherwise ordered by the arbitrator under applicable law, the Company and the Executive shall each bear his, her, their or its own expenses, such as expert witness fees, filing fees, and attorneys’ fees and costs. Nothing herein shall prevent the Company or the Executive from seeking a statutory award of reasonable attorneys’ fees and costs.

(e)           THE COMPANY AND THE EXECUTIVE EACH WAIVE HIS OR ITS RIGHT TO A TRIAL BY JURY OF ANY COVERED CLAIM. THE EXECUTIVE WAIVES HIS RIGHT TO BRING ANY COVERED CLAIM AS PART OF OR IN CONNECTION WITH A CLASS OR COLLECTIVE ACTION.

(f)            Notwithstanding the foregoing, this paragraph 12 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate (including to enforce the Company’s rights in the event of a breach of paragraphs 6 or 7 above). Further, this arbitration agreement shall not apply to any: (i) claims for unemployment and workers’ compensation benefits; (ii) sexual harassment and sexual assault disputes arising under federal, state, local, or tribal law, unless the Executive elects to arbitrate such disputes; (iii) claims arising under the National Labor Relations Act or which are brought before the National Labor Relations Board; (iv) claims brought before the Equal Employment Opportunity Commission or similar state or local agency, if Board is required to exhaust the Executive’s administrative remedies; provided, that any appeal from an award or denial of an award by any such agency or any further action upon receipt of a right-to-sue letter shall be arbitrated pursuant to the terms of this Agreement; and (v) any other claim, which by law cannot be subject to mandatory arbitration.

13.           Notices.

(a)           Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, including via e-mail, provided that, unless and until some other address be so designated, all notices or communications by the Executive to the Company shall be mailed, e-mailed or delivered to the Company at its principal offices, and all notices or communications by the Company to the Executive may be given to the Executive personally or may be mailed or e-mailed to the Executive at his last known street or e-mail address, as reflected in the Company’s records.

(b)           Any notice so addressed shall be deemed to be given: (i) if delivered by hand, or sent by e-mail (and subject to an electronic receipt or other proof of transmission thereof), on the date of such delivery or transmission; (ii) if mailed by overnight mail, on the first business day following the date of such mailing; and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

14.           Entire Agreement; No Amendment. As of the Effective Date, this Agreement, together with the Plan, the RSU Award Agreement, the PSU Award Agreement, and the 2024 Award, contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof including, without limitation, the Original Agreement, which is terminated and of no further force or effect, except with respect to any non-conflicting restrictive covenants that the Executive may have separately agreed to, which shall continue in full force and effect pursuant to their terms and read together with the covenants in this Agreement to provide maximum coverage to the Company. The terms of this Agreement may not be amended or modified unless done so in writing and signed by the Company and the Executive.

15.           Effect of Waiver. The failure of either party at any time to require performance by the other party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party’s right to enforce the same, or to enforce any of the other provisions in this Agreement; and the waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed a waiver of any subsequent breach thereof.

16.           Assignment. The rights and benefits of the Company under this Agreement shall be transferable, and all covenants and agreements hereunder shall inure to the benefit of and be binding on the Company and its successors or assigns. This Agreement may not be assigned by the Executive.

17.           No Conflict. The Executive represents and warrants that he is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent him from entering into this Agreement or which would be breached by the Executive upon the performance of his duties pursuant to this Agreement. The Executive agrees not to enter into any agreement or obligation, whether written or oral, in conflict with the terms or conditions of this Agreement.

18.           Severability; Survival. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. The provisions of paragraphs 6 through and including 9, paragraphs 11 through and including 19, and paragraph 21 hereof shall survive the termination of this Agreement.

19.           Governing Law. This Agreement is to be construed under the laws of the State of Delaware.

20.           Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and the counterparts together constitute one and the same agreement, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

21.          Section 409A. This Agreement is intended to be exempt from Section 409A of the Internal Revenue Code and the Treasury Regulations promulgated thereunder (“Section 409A”) to the greatest extent possible, to comply with Section 409A to the extent it is applicable and is to be interpreted and operated consistently with those intentions. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon the Executive’s “separation from service” within the meaning of Section 409A. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to the Executive during the six-month period following the Executive’s “separation from service” if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of separation from service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.

22.           No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Company and the Executive to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsperson will be applied against any party hereto. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the Company and the Executive acknowledges that it or he has been represented by an attorney or advised to seek the advice of an attorney in connection with the preparation and execution of this Agreement.

23.           Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, then such transfer or deemed transfer shall be provided to the Executive as compensation (and not as a loan) to the Executive (and as such shall be subject to tax withholding obligations).

24.           Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

25.           At-will Employment. Notwithstanding any provision of this Agreement to the contrary, the Executive shall be employed on an “at-will” basis and the Executive’s employment may be terminated by the Executive or the Company at any time.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INFRARED CAMERAS, INC.

By:	/s/ Stuart V. Flavin III
Stuart V. Flavin III
Interim Chief Executive Officer and Interim President

Dated:	5-31-2025

MultiSensor AI Holdings, Inc.

By:	/s/ Stuart V. Flavin III
Stuart V. Flavin III
Interim Chief Executive Officer and Interim President

Dated:	5-31-2025

Asim Akram

/s/ Asim Akram
Dated:	6-1-2025